Exhibit 99.4

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 31st day of December, 2008, between Finisar Corporation, a Delaware corporation (the “Company”), and Eitan Gertel (“Executive”).

WHEREAS, Executive is currently a party to an employment agreement with the Company (the “Prior Agreement”) dated as of April 14, 2006 (the “Commencement Date”).  The Prior Agreement was entered into with Optium Corporation and was assumed by the Company on August 29, 2008.

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company.

WHEREAS, the Company and Executive desire to amend and restate the terms and conditions of the Prior Agreement in order to bring those terms and conditions into documentary compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and continue Executive’s employment with the Company in accordance with those amended and restated terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Employment.  The term of this Agreement shall extend from the Commencement Date until the third anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on the third anniversary of the Commencement Date and each anniversary thereafter unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred.  The term of this Agreement shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the “Period of Employment.”

2.             Position and Duties.  During the Period of Employment, Executive shall serve as the Chief Executive Officer and member of the Board of Directors of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of those functions and operations of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with Executive’s position or other positions that he may hold from time to time.  Executive shall devote his full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with Executive’s performance of his duties to the Company as provided in this Agreement.

3.             Compensation and Related Matters.

(a)           Base Salary and Incentive Compensation.  Executive’s initial annual base salary shall be $444,000.  Executive’s base salary shall be redetermined annually by the Board or a Committee thereof; provided, that following a Change in Control (as defined below), Executive’s base salary may not be reduced except for across-the-board reductions similarly affecting all or substantially all management employees.  The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal bi-weekly installments.  In addition to Base Salary, Executive shall be eligible to receive cash incentive compensation as determined by the Board or a Committee thereof from time to time, and shall also be eligible to participate in such incentive compensation plans as the Board or a Committee thereof shall determine from time to time for employees of the same status within the hierarchy of the Company.

(b)           Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.  Executive must submit to the Company receipts and other details of each such expense in the form required by the Company within 60 days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense.  If such expense qualifies for reimbursement, then the Company shall reimburse Executive the expense within 30 days thereafter.  In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.  The amount of reimbursements to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.  Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

(c)           Other Benefits.  During the Period of Employment, Executive shall be entitled to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect for all executive level personnel or applicable generally to employees of the Company from time to time, subject to the terms and conditions of such plans.  As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company.  To the extent that the scope or nature of benefits described in this section is determined under the policies of the Company based in whole or in part on the seniority of an employee’s service, Executive shall be deemed to have seniority with the Company equal to the actual time of Executive’s service with the Company.  During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.  Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(c) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.  Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

(d)           Paid Time Off.  Executive shall be entitled to twenty (20) days of paid time off in each calendar year usuable in accordance with the Company’s policies, which shall be accrued ratably during the calendar year.  Executive shall also be entitled to all paid holidays given by the Company to its executives.  To the extent that the scope or nature of benefits described in this section are determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee’s service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive’s service with Company.

4.             Termination.  Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)           Death.  Executive’s employment hereunder shall terminate upon his death.

(b)           Disability.  If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive’s employment hereunder.

(c)           Termination by Company For Cause.  At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder for Cause if such termination is approved by not less than a majority of the Board at a meeting of the Board called and held for such purpose.  For purposes of this Agreement, “Cause” shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) criminal or civil conviction or indictment of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction or indictment of a felony involving moral turpitude; (C) continued, willful and deliberate nonperformance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (D) a breach by Executive of any of the material provisions of the Executive’s Employee Agreement regarding Inventions, Confidentiality and Non-Competition (the “Employee Agreement”) which is not or cannot be cured within ten (10) days following written notice of such breach from the Board; or (E) a material violation by Executive of the Company’s employment policies which has continued following written notice of such violation from the Board.  In the event that the agreements or plans governing any of Executive’s stock-based grants and awards include and use a definition of “Cause”, the definition of Cause above shall supersede and apply in place of any such definition in the applicable agreement and/or plan with respect to Executive’s applicable stock-based grants and awards.

(d)           Termination Without Cause.  At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder without Cause if such termination is approved by the Board at a meeting of the Board called and held for such purpose.  Any termination by the Company of Executive’s employment under this Agreement which does not constitute a termination for Cause under Subparagraph 4(c) or result from the death or disability of the Executive under Subparagraph 4(a) or (h) shall be deemed a termination without Cause.  If the Company provides notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, such action shall be deemed a termination without Cause.

(e)           Termination by Executive.  At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Constructive Termination.  If Executive provides notice to the Company under Paragraph 1 that he does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Executive and one without Constructive Termination.  For purposes of this Agreement, “Constructive Termination” shall mean that Executive has complied with the “Constructive Termination Process” (hereinafter defined) following the occurrence of any of the following events:  (A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; (B) any removal, during the Period of Employment, from Executive of his membership on the Board; (C) an involuntary, material reduction in Executive’s Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (D) a breach by the Company of any of its other material obligations under this Agreement; (E) the involuntary relocation of the Company’s offices at which Executive is principally employed to a location more than fifty (50) miles from such offices, or the requirement by the Company that Executive be based anywhere other than the Company’s offices at such location on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations; or (F) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Paragraph 9.  “Constructive Termination Process” shall mean that (i) Executive reasonably determines in good faith that a “Constructive Termination” event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Constructive Termination event within ninety (90) days following the initial occurrence of such event; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than sixty (60) days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Constructive Termination events continues to exist and has not been modified in a manner acceptable to Executive.  If the Company cures the Constructive Termination event in a manner acceptable to Executive during the sixty (60) day period, Constructive Termination shall be deemed not to have occurred.  In the event that the agreements or plans governing any of Executive’s stock-based grants and awards include and use a definition of “Constructive Termination”, the definition of Constructive Termination above shall supersede and apply in place of any such definition in the applicable agreement and/or plan with respect to Executive’s applicable stock-based grants and awards.

(f)            Notice of Termination.  Except for termination as specified in Subparagraph 4(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)           Date of Termination.  “Date of Termination” shall mean: (A) if Executive’s employment is terminated by his death, the date of his death; (B) if Executive’s employment is terminated on account of disability under Subparagraph 4(b) or by the Company for Cause under Subparagraph 4(c), the date on which Notice of Termination is given; (C) if Executive’s employment is terminated by the Company under Subparagraph 4(d), sixty (60) days after the date on which a Notice of Termination is given; and (D) if Executive’s employment is terminated by Executive under Subparagraph 4(e), thirty (30) days (sixty (60) days in case of Constructive Termination) after the date on which a Notice of Termination is given.

5.             Compensation Upon Termination or During Disability.

(a)           If Executive’s employment terminates by reason of his death, the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive’s estate, Executive’s accrued and unpaid Base Salary to the date of his death, plus his accrued and unpaid incentive compensation, if any, under Subparagraph 3(a), plus his unused paid time off.  All stock-based grants and awards held by Executive shall be treated upon the death of the Executive in accordance with their terms.  For a period of one (1) year following the Date of Termination, the Company shall reimburse such health insurance premiums as may be necessary to allow Executive’s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination.  In addition to the foregoing, any payments to which Executive’s spouse, beneficiaries, or estate may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement subject to compliance with Code Section 409A.  Such payments, in the aggregate, shall fully discharge the Company’s obligations hereunder.

(b)           During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary and accrued and unpaid incentive compensation, if any, under Subparagraph 3(a), until Executive’s employment is terminated due to disability in accordance with Subparagraph 4(b) or until Executive terminates his employment in accordance with Subparagraph 4(e), whichever first occurs.  Any such payments shall be made upon Executive’s Separation from Service to the extent required by Section 409A.  All stock-based grants and awards held by Executive shall be treated upon the Date of Termination in accordance with their terms.  In the event that Executive’s employment is terminated due to disability in accordance with subparagraph 4(b), then for a period of one (1) year following the Date of Termination, the Company shall reimburse Executive for such health insurance premiums as may be necessary to allow Executive and Executive’s spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination.  Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 5(a) shall apply.

(c)           If Executive’s employment is terminated by Executive other than for Constructive Termination as provided in Subparagraph 4(e), then the Company shall, through the Date of

Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given, plus his unused paid time off.  Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.  All stock-based grants and awards held by Executive shall be treated upon the Date of Termination in accordance with their terms.

(d)           If Executive terminates his employment for Constructive Termination as provided in Subparagraph 4(e) or if Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 4(d), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given and his accrued and unpaid incentive compensation, if any, under Subparagraph 3(a), plus his unused paid time off.  In addition, subject to signing by Executive of a general mutual release of claims in a form and manner satisfactory to the Company (the “Release”) within 21 days (or 45 days if such longer period is required by applicable law) following termination and such Release becoming effective in accordance with its terms following the lapse of any applicable revocation period,

(i)            the Company shall pay Executive an amount equal to one (1) times the sum of Executive’s current Base Salary and his Average Incentive Compensation (the “Severance Amount”).  The Severance Amount shall be paid out in substantially equal biweekly installments over twelve (12) months, in arrears in accordance with the Company’s normal payroll schedule for salaried employees commencing on the first pay day following the 60th day after Executive’s Separation from Service.  For purposes of this Agreement, “Average Incentive Compensation” shall mean the average of the annual incentive compensation under Subparagraph 3(a) received by Executive for the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company.  In no event shall “Average Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus.  Notwithstanding the foregoing, if the Executive breaches any of the material provisions contained in the Employee Agreement, all payments of the Severance Amount shall immediately cease.  Furthermore, in the event Executive terminates his employment for Constructive Termination as provided in Subparagraph 4(e), he shall be entitled to the Severance Amount only if he provides the Notice of Termination provided for in Subparagraph 4(f) within thirty (30) days after the occurrence of the event or events which constitute such Constructive Termination as specified in clauses (A), (B), (C), (D) and (E) of Subparagraph 4(e); and

(ii)           in addition to any other benefits to which Executive may be entitled in accordance with the Company’s then existing severance policies, the Company shall, for a period of one (1) year commencing on the Date of Termination, reimburse Executive for such health insurance premiums as may be necessary to allow Executive and Executive’s spouse and dependents to continue to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination.

(e)           If Executive’s employment is terminated by the Company for Cause as provided in Subparagraph 4(c), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given, plus his unused paid time off.  Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive’s rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.  All stock-based grants and awards held by Executive shall be treated upon the Date of Termination in accordance with their terms.

(f)            Nothing contained in the foregoing Subparagraphs 5(a) through 5(e) shall be construed so as to affect Executive’s rights or the Company’s obligations relating to agreements or benefits which are unrelated to termination of employment.

(g)           For purposes of this Agreement, “Separation from Service” shall mean the date on which the level of Executive’s bona fide services as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Executive rendered as an Employee during the immediately preceding thirty-six (36) months (or any shorter period of such Employee service). Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which Executive’s right to reemployment with the Company is provided by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes Executive to be unable to perform his  duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave.  If the period of the leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and Executive is not provided with a right to reemployment by either statute or contract, then Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.  The Executive shall be deemed to remain an “Employee” for so long he remains in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.  “Employer Group” shall mean the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section  1.414(c)-2 of the Treasury Regulations.

(h)           The following provisions shall apply with respect to the reimbursement of healthcare premium payments under this Paragraph 5:  Executive (or Executive’s spouse or dependents, as applicable) must submit to the Company receipts and other details of each such periodic premium payment in the form required by the Company within 60 days after the payment date and the Company shall reimburse such person(s) for that payment within 30 days thereafter.  In no event will such payment be reimbursed after the close of the calendar year following the calendar year in which that payment is incurred.  The amount of reimbursements to which Executive (or Executive’s spouse or dependents, as applicable) may become entitled in any one calendar year shall not affect the amount of payment eligible for reimbursement hereunder in any other calendar year.  Such right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

6.             Change in Control Payment.  The provisions of this Paragraph 6 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control of the Company.  These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event.  These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 5(d)(i) regarding severance pay upon a termination of employment, if such termination of employment occurs within twelve (12) months after the occurrence of the first event constituting a Change of Control, provided that such first event occurs during the Period of Employment.  These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of a Change of Control.

(a)           Change in Control.  If within twelve (12) months after the occurrence of the first event constituting a Change in Control, Executive’s employment is terminated by the Company without Cause as provided in Subparagraph 4(d) or Executive terminates his employment for Constructive Termination as provided in Subparagraph 4(e) and Executive signs the Release in accordance with the provisions of Subparagraph 5(d) and such Release becomes effective in accordance with its terms following any applicable revocation period, then

(i)            the Company shall pay Executive a lump sum in cash in an amount equal to his unused paid time off, plus two (2) times the sum of (A) Executive’s current Base Salary plus (B) Executive’s most recent annual incentive compensation under Subparagraph 3(a) for the most recent fiscal year, excluding any sign-on bonus, retention bonus or any other special bonus.  Such amount shall be paid within 60 days following Executive’s Separation from Service provided the Release has become effective following the expiration of any applicable revocation period;

(ii)           Executive shall be entitled to any rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the applicable incentive agreement or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

(iii)          the Company shall, for a period of one (1) year commencing on the Date of Termination, reimburse Executive for such health insurance premiums as may be necessary to allow Executive, Executive’s spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the Date of Termination.  The provisions of Section 5(h) shall apply to such reimbursements.

(b)           Gross Up Payment.

(i)            Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, without limitation, pursuant to the terms of any stock options or other stock-related awards (the “Severance Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

(ii)           Subject to the provisions of Subparagraph 6(b)(iii), all determinations required to be made under this Subparagraph 6(b)(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Ernst & Young or any other nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of Executive’s Separation from Service, if applicable, or at such earlier time as is reasonably requested by the Company or Executive.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  The initial Gross-Up Payment, if any, as determined pursuant to this Subparagraph 6(b)(ii), shall be paid to Executive within five (5) days of the receipt of the Accounting Firm’s determination or, if later, the date that the related Excise Tax is remitted to the tax authorities.  If the Accounting Firm determines that no Excise Tax is payable by Executive, the Company shall furnish Executive with an opinion of counsel that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”).  In the event that the Company exhausts its remedies pursuant to Subparagraph 6(b)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the

Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Executive in connection with the proceedings described in Subparagraph 6(b)(iii), shall be paid by the Company to or for the benefit of Executive within five (5) days of the receipt of the Accounting Firm’s determination or, if later, the date that the related Excise Tax is remitted to the tax authorities.

(iii)          Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, Executive shall:

(A)          give the Company any information reasonably requested by the Company relating to such claim,

(B)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

(C)           cooperate with the Company in good faith in order to effectively contest such claim, and

(D)          permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Subparagraph 6(b)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

(iv)          If, after the receipt by Executive of an amount advanced by the Company pursuant to Subparagraph 6(b)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Subparagraph 6(b)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Subparagraph 6(b)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset (subject to compliance with Code Section 409A), to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v)           Notwithstanding anything to the contrary in the foregoing, any Gross-Up Payments due Executive under this subsection 6 shall be subject to the hold-back provisions of Paragraph 8. In addition, no Gross-Up Payment shall be made later than the end of the calendar year following the calendar year in which the related taxes are remitted to the appropriate tax authorities or such other specified time or schedule that may be permitted under Code Section 409A.  To the extent Executive becomes entitled to any reimbursement of expenses incurred at the direction of the Company in connection with any tax audit or litigation addressing the existence or amount of the Excise Tax, such reimbursement shall be paid to Executive no later than the later of (i) the close of the calendar year in which the Excise Tax that is the subject of such audit or litigation is paid by Executive or (ii) the end of the sixty (60)-day period measured from such payment date.  If no Excise Tax liability is found to be due as a result of such audit or litigation, the reimbursement shall be paid to Executive no later than the later of (i) the close of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation or (ii) the end of the sixty (60)-day period measured from the date the audit is completed or the date the litigation is so settled or resolved.  Any payment of taxes by the Company to or on behalf of Executive as a result of payments under Subparagraph 6(b)(iii) shall be paid when the taxes are remitted to the tax authorities.

(c)           Definitions.  For purposes of this Paragraph 6, “Change in Control” shall have the following meaning:

(i)            any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall acquire (as such term is defined in Rule 13d-3 under the Act) (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person), directly or indirectly, securities of the Company representing thirty percent (30%) or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) or (B) the then outstanding shares of Company’s stock; or

(ii)           during any twelve (12)-month period persons who, as of the Commencement Date, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors then constituting the Board or the nominating committee thereof; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)          there shall occur (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, do not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

In the event that the agreements or plans governing any of Executive’s stock-based grants and awards include and use a definition of “Change of Control”, the definition of Change of Control above shall supersede and apply in place of any such definition in the applicable agreement and/or plan with respect to Executive’s applicable stock-based grants and awards.

7.             Stock-Based Grants and Awards.  All of the Executive’s stock-based grants and awards will continue to vest during any time of Executive’s incapacity due to physical or mental illness or during any time that the Executive is on leave from the Company pursuant to the federal Family and Medical Leave Act of 1993, as amended.

8.             Section 409A.

(a)           This Agreement is intended to comply with the requirements of Code Section 409A.  Accordingly, all provisions herein  shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.  The right to a series of payments hereunder shall be treated as a right to a series of separate payments for purposes of Code Section 409A.

(b)           Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Executive becomes entitled under Paragraph 5 of this Agreement (other than the reimbursement of healthcare premium payments during the applicable period of COBRA coverage) shall be made or paid to Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service due to such termination of employment or (ii) the date of his death, if Executive is deemed, pursuant to the procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be a “specified  employee” at the time of such Separation from Service  and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Subparagraph 8(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.   The specified employees subject to such a delayed commencement date shall be identified as of December 31 of each calendar year.  If Executive is so identified as of any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.

9.             Notice.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At his home address as shown
in the Company’s personnel records;

if to the Company:

Finisar Corporation
1389 Moffett Park Drive
Sunnyvale, CA 94089-1133
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.           Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Constructive Termination if the Executive elects to terminate employment.

11.           Miscellaneous.  No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth (or in the case of the Employee Agreement, referenced) expressly in this Agreement.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to principles of conflicts of laws).

12.           Entire Agreement.  This Agreement, together with any agreements evidencing any outstanding equity awards made to Executive by the Company, constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof, including, but not limited to, the Prior Agreement, which is terminated and no longer in force and effect.

13.           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

14.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.           Arbitration; Other Disputes.  In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration.  In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Notwithstanding the above, the Company shall be entitled to such a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the Employee Agreement.  Furthermore, should a dispute occur concerning Executive’s mental or physical capacity as described in Subparagraph 4(b), 4(c) or 5(b), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive.  If the opinion of the Company’s doctor and Executive’s doctor conflict, the Company’s doctor and Executive’s doctor shall together agree upon a third doctor, whose opinion shall be binding.

16.           Third-Party Agreements and Rights.  Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

17.           Litigation and Regulatory Cooperation.  During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation.  Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company.  The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Compensation and Average Incentive Compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 17, including, but not limited to, reasonable attorneys’ fees and costs.

18.           Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

19.           Right to Counsel.  Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

FINISAR CORPORATION

By:	/s/ Christopher Brown
Its:	General Counsel

EXECUTIVE

/s/ Eitan Gertel
Name: Eitan Gertel